UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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QuinStreet, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 3, 2011

To our stockholders:

We will hold our annual meeting of stockholders at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404 on Thursday, November 3, 2011, at 3:00 p.m. local time. We are holding this meeting for the purpose of considering and voting on:

(1) Election of three directors to the Board of Directors to serve until the 2014 annual meeting of stockholders or until their successors have been duly elected and qualified;

(2) Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year;

(3) Approval by non-binding advisory vote of the fiscal 2011 compensation awarded to our named executive officers;

(4) Determination by non-binding advisory vote of the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers; and

(5) The transaction of any other business that properly comes before the meeting.

The stockholders of record at the close of business on September 15, 2011 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.

Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on November 3, 2011: This Proxy Statement, along with the 2011 Annual Report to Stockholders, are available on the following website: http://investor.quinstreet.com/governance.cfm.

By order of the Board of Directors,

Daniel Caul

General Counsel

September 30, 2011

Foster City, California

i

950 Tower Lane, Suite 600 Foster City, California 94404

PROXY STATEMENT

This proxy statement is furnished to you by the Board of Directors of QuinStreet, Inc. (the “Board” or “Board of Directors”) and contains information related to the 2011 annual meeting of our stockholders to be held on Thursday, November 3, 2011, beginning at 3:00 p.m., local time, at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404, and at any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board. The date of this proxy statement is September 30, 2011. It is first being mailed to our stockholders of record on or about October 3, 2011.

References in this proxy statement to “we,” “us,” “our,” “the Company” and “QuinStreet” refer to QuinStreet, Inc.

ABOUT THE MEETING

Purpose of the 2011 Annual Meeting of Stockholders

The purpose of the 2011 annual meeting of stockholders is:

(1) To elect three Board nominees to serve as Class II directors for a three-year term expiring on the date of the 2014 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year;

(3) To approve by non-binding advisory vote the fiscal 2011 compensation awarded to our named executive officers;

(4) To determine by non-binding advisory vote the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers; and

(5) To transact any other business that properly comes before the meeting.

Quorum

A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

The election inspectors will treat shares referred to as “broker nonvotes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our common stock at the close of business on September 15, 2011 (“Record Date”) may vote at the annual meeting of stockholders. As of the Record Date, the Company had 47,600,718 issued and outstanding shares of common stock. Each share of QuinStreet common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

If you are a registered stockholder (meaning your name is included on the stockholder file maintained by our transfer agent, BNY Mellon Shareowner Services), you can vote by proxy in any of the following ways:

By Internet. If you have Internet access, you may submit your proxy from any location in the world by following the “Internet” instructions on the proxy card. The deadline for voting electronically is 11:59 p.m. (Eastern Time) on November 2, 2011.

By Telephone. You may submit your proxy by following the “Telephone” instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. (Eastern Time) on November 2, 2011.

In Writing. You may do this by signing your proxy card, or for shares held in street name, the voting instruction card included by your broker, bank or other nominee, and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will vote your shares as recommended by the Board of Directors. If you return your signed proxy card to us before the annual meeting of stockholders, we will vote your shares as you direct.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from such nominee that you must follow in order for your shares to be voted.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting from any of the proposals. With respect to the nominees proposed to be elected at the meeting, you may vote for all, some or none of our director candidates. However, if you sign your proxy card but do not provide instructions, we will vote your shares as recommended by the Board of Directors.

Proposals You Are Asked To Vote On and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, one of the individuals named on your proxy card will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

“FOR” the election of three Board nominees to serve as Class II directors for a three-year term expiring on the date of the 2014 annual meeting of stockholders or until their respective successors have been duly elected and qualified (see “Proposal 1 — Election of Class II Directors”).

“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year (see “Proposal 2 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”).

“FOR” the approval of fiscal 2011 compensation awarded to our named executive officers (see “Proposal 3 — Approval of Fiscal 2011 Compensation Awarded to Named Executive Officers”).

Every “1 YEAR” for frequency of the non-binding stockholder advisory vote regarding compensation awarded to named executive officers (see “Proposal 4 — Determine Frequency of Stockholder Advisory Vote Regarding Compensation Awarded to Named Executive Officers”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

Directors are elected by a plurality, and the nominees who receive the most votes will be elected. The three Class II director nominees with the most votes will be elected as Class II directors to serve terms ending at our 2014 annual meeting of stockholders. Abstentions and broker nonvotes will not be taken into account in determining the outcome of the election. We did not receive any nominations from any stockholders.

Approval of the ratification of the selection of our independent registered public accounting firm and approval by non-binding advisory vote of the fiscal 2011 compensation of our named executive officers each requires the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. In the case of the proposal to determine the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers, the frequency that receives the highest number of votes cast will be deemed to be the frequency selected by stockholders.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters but not on non-routine matters. Even though we are a NASDAQ-listed company, the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of NASDAQ-listed companies. As a result:

•

Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of advisory votes on executive compensation because NYSE rules treat those matters as non-routine.

•

Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the annual meeting of stockholders include both routine and non-routine matters, if you do not give voting instructions to your broker, trustee or nominee, your broker, trustee or nominee may either (1) vote your shares on routine matters or (2) leave your shares unvoted.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date; (2) providing subsequent Internet or telephone voting instructions; (3) notifying our Secretary in writing before the meeting that you have revoked your proxy; or (4) voting in person at the meeting.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as directors described below, which proposal is designated as Proposal 1 on the enclosed proxy card.

Our Certificate of Incorporation currently provides for a classified Board of Directors. Each person elected as a Class II director at the annual meeting of stockholders will serve a three-year term expiring on the date of the 2014 annual meeting of stockholders or until their respective successors have been duly elected and qualified. Our Board has nominated John G. McDonald, Gregory Sands and Bronwyn Syiek for election at the annual meeting of stockholders. We did not receive any nominations from stockholders.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of John G. McDonald, Gregory Sands and Bronwyn Syiek as Class II directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Directors are elected by a plurality, and the three nominees who receive the most votes will be elected. Abstentions and broker nonvotes will not be taken into account in determining the outcome of the election.

Nominees for Election as Class II Directors (Terms Expiring on the Date of the 2014 Annual Meeting of Stockholders)

John G. McDonald	Director since September 2004
Gregory Sands	Director since July 1999
Bronwyn Syiek	Director since January 2011

Continuing Class I Directors (Terms Expiring on the Date of the 2013 Annual Meeting of Stockholders if Elected)

James Simons	Director since July 1999
Dana Stalder	Director since May 2003

Continuing Class III Directors (Terms Expiring on the Date of the 2012 Annual Meeting of Stockholders)

William Bradley	Director since August 2004
Glenn Solomon	Director since May 2007
Douglas Valenti	Director since July 1999

Set forth below is each Director’s and each Board Nominee’s name and age as of the date of the annual meeting of stockholders and his or her principal occupation, business history and public company directorships held during the past five years. Each of our nominees has been chosen to stand for election in part because of his or her ability and willingness to ask relevant questions, understand QuinStreet’s challenges, and evaluate the strategies proposed by management, as well as the implementation of such strategies. Each of the nominees has a long record of professional integrity, a dedication to his or her profession, a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill his or her professional obligations, the ability to maintain a collegial environment, and, in most cases, the experience of having served as a board member of several privately-held companies and, in some cases, of several public companies. Specific experience, qualifications, attributes and skills of each nominee are described in each nominee’s biography below.

Douglas Valenti

Mr. Valenti, age 52, has served as our Chief Executive Officer and member of our board of directors since July 1999 and as our Chairman and Chief Executive Officer since March 2004. Prior to QuinStreet, Mr. Valenti served as a partner at Rosewood Capital, a venture capital firm, for five years; at McKinsey & Company as a strategy consultant and engagement manager for three years; at Procter & Gamble in various management roles for three years; and for the U.S. Navy as a nuclear submarine officer for five years. He holds a Bachelors degree in Industrial Engineering from the Georgia Institute of Technology, where he graduated with highest honors and was named the Georgia Tech Outstanding Senior in 1982, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. As a seasoned executive and chief executive officer of QuinStreet, Mr. Valenti brings in-depth knowledge of QuinStreet’s operations and strategy that is important to the Board’s oversight of long-term strategy, enterprise risk management, compensation, and corporate governance practices for the Company.

Bronwyn Syiek

Bronwyn Syiek, age 47, has served as a member of our board of directors since January 2011 and has served as our President and Chief Operating Officer since February 2007, as our Chief Operating Officer from April 2004 to February 2007, as Senior Vice President from September 2000 to April 2004, as Vice President from her start date in March 2000 to September 2000 and as a consultant to us from July 1999 to March 2000. Prior to joining us, Ms. Syiek served as Director of Business Development and member of the Executive Committee at De La Rue Plc, a banknote printing and security product company, for three years. She previously served as a strategy consultant and engagement manager at McKinsey & Company for four years and held various investment management and banking positions with Lloyds Bank and Charterhouse Bank. She holds an M.A. in Natural Sciences from Cambridge University in the United Kingdom. As President and Chief Operating Officer of QuinStreet, Ms. Syiek brings in-depth knowledge of QuinStreet’s operations and strategy that is important to the Board’s oversight of long-term strategy and enterprise risk management for our company.

William Bradley

Former Senator Bradley, age 68, has served as a member of our board of directors since August 2004. Former Senator Bradley is a Managing Director of Allen & Company LLC, an investment bank, which he joined in November 2000. From April 2001 to June 2004, Former Senator Bradley also served as chief outside advisor to the nonprofit practice of McKinsey & Company. Former Senator Bradley served in the U.S. Senate from 1979 to 1997, representing the state of New Jersey, and previously was a professional basketball player with the New York Knicks from 1967 to 1977. Former Senator Bradley also currently serves on the boards of directors of Starbucks Coffee Company and Willis Group Holdings, and he served on the board of directors of Seagate Technology until August 2010. Former Senator Bradley received a B.A. in American History from Princeton University and an M.A. in American History from Oxford University, where he was a Rhodes Scholar. Former Senator Bradley brings insight into governmental affairs which can assist the Company and the Board in evaluating regulatory matters. In addition, with his experience in the investment banking industry and as a director on several public-company boards, Former Senator Bradley brings valuable insight important to the Board in overseeing risk management, strategy and corporate governance practices.

John G. McDonald

Professor McDonald, age 74, has served as a member of our board of directors since September 2004. Professor McDonald is the Stanford Investors Professor in the Stanford Graduate School of Business, where he has been a faculty member since 1968, specializing in investment management, entrepreneurial finance, principal investing, venture capital, and private equity investing. Professor McDonald also serves on the board of directors of Plum Creek Timber Company, Scholastic Corporation, iStar Financial, Inc., and 13 mutual funds managed by Capital Research and Management Company, and he served on the Board of Varian Inc. from 1999 until May 2010, when Varian was acquired by Agilent Technologies. He holds a B.A. in Engineering, an M.B.A., and a Ph.D. from Stanford University. He is a retired officer in the U.S. Army and was a Fulbright Scholar. Professor

McDonald’s deep knowledge of finance and investing and his experience as a director bring valuable insight to the Board regarding oversight of our financial reporting, risk management and corporate finance matters, as well as compensation and other corporate governance practices.

Gregory Sands

Mr. Sands, age 45, has served as a member of our board of directors since July 1999. Since September 1998, Mr. Sands has been a Managing Director at Sutter Hill Ventures, a venture capital firm. Previously, Mr. Sands held various operational roles at Netscape Communications Corporation and was a management consultant with Mercer Management Consulting. Mr. Sands also serves on the boards of several privately-held companies. He holds a B.A. in Government from Harvard College and an M.B.A. from the Stanford Graduate School of Business. Mr. Sands is a seasoned Internet executive and investor with an in-depth knowledge of our business. His business experience and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.

James Simons

Mr. Simons, age 48, has served as a member of our board of directors since July 1999. Mr. Simons is a Managing Director of Split Rock Partners, a venture capital firm, which he founded in June 2004. Prior to founding Split Rock Partners, Mr. Simons served as General Partner of St. Paul Venture Capital, a venture capital firm, from November 1996 to June 2004. Previously, Mr. Simons was a partner at Marquette Venture Partners and held banking positions at Trammell Crow Company and First Boston Corporation. Mr. Simons also serves on the boards of several privately-held companies. He holds a B.A. in Economics and History from Stanford University and an M.S. in Management from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Simons has deep expertise in marketing and customer acquisition on the Internet and has many years of experience as an investor in Internet marketing and other companies. He has been a Quinstreet director since 1999 and has an in-depth knowledge of our business. His business experience and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.

Glenn Solomon

Mr. Solomon, age 42, has served as a member of our board of directors since May 2007. Since March 2006, Mr. Solomon has been a Managing Director of GGV Capital (formerly Granite Global Ventures), a venture capital firm. Prior to joining GGV Capital, Mr. Solomon served as a General Partner at Partech International, a venture capital firm, from September 1997. Previously, Mr. Solomon served in various financial roles at Goldman Sachs and at SPO Partners. Mr. Solomon also serves on the board of one privately-held company. He earned a B.A. in Public Policy from Stanford University, where he graduated with Distinction, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Solomon’s business and investing experience and his knowledge of finance are important to the Board’s oversight of our business and operations, strategy and risk management.

Dana Stalder

Mr. Stalder, age 43, has served as a member of our board of directors since May 2003. Since August 2008, Mr. Stalder has been a General Partner of Matrix Partners, a venture capital firm. Prior to joining Matrix Partners, Mr. Stalder served in various executive roles, including Senior Vice President at eBay, Inc., an online marketplace company, from December 2001 to August 2008. Previously, he was the Chief Financial Officer and Vice President of Business Development of Respond.com, Vice President of Finance and Operations at Netscape Communication Corporation and an associate and manager at Ernst & Young LLP. Mr. Stalder also serves on the boards of several privately-held companies. He holds a B.A. in Commerce from Santa Clara University. Mr. Stalder has significant operational experience as an executive, as well as deep knowledge of finance and financial reporting. His experience is important to the Board’s oversight of strategy, operations, risk management and financial reporting.

BOARD OF DIRECTORS

The Board of Directors held five meetings during fiscal year 2011. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they served in fiscal year 2011. The Board and its committees regularly hold executive sessions of non-management directors without management present. As a matter of policy, directors are encouraged, but not required, to attend the annual meeting of stockholders. A total of two directors attended our 2010 Annual Meeting of Stockholders.

Compensation of Board of Directors

In January 2010, our Compensation Committee adopted a compensation policy that is applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for board services:

•	$25,000 per year for service as a board member;

•	$15,000 per year for service as a chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee;

•	$2,000 for each in-person board meeting and $1,000 for each telephonic board meeting;

•	$1,500 for each in-person committee meeting; and

•	$1,000 for each telephonic committee meeting.

In addition, our non-employee director compensation plan provides that non-employee directors will be granted an option to purchase 20,000 shares of our common stock under the Non-Employee Directors’ Stock Award Plan in connection with their initial election or appointment to our board of directors. These initial grants will vest monthly over a period of four years. The plan also provides that non-employee directors will receive an annual grant of an option to purchase 20,000 shares of our common stock. In August 2011, the Compensation Committee approved an increase in the annual equity grant of options to purchase shares of our common stock to non-employee directors from 20,000 shares to 25,000 shares, of which the first grant is expected to occur on the date of our 2011 annual meeting of stockholders. These annual option grants to non-employee directors will vest monthly over a period of one year.

We reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Fiscal Year 2011 Compensation of Non-Management Directors. The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the fiscal year ended June 30, 2011.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
William Bradley	52,500	143,314	195,814
John McDonald	68,500	143,314	211,814
Gregory Sands	47,000	143,314	190,314
James Simons	38,500	143,314	181,814
Glenn Solomon	44,000	143,314	187,314
Dana Stalder	69,000	143,314	212,314

(1)

The amounts in this column do not reflect actual value realized by the director. Instead, as required by SEC rules, these amounts represent the “aggregate grant date fair value” for grants made in fiscal year 2011, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The

calculations of these values are determined by accounting requirements and may include vested as well as unvested awards, so they do not necessarily correspond to the actual value that may be realized by the directors with respect to the awards. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 30, 2011, filed with the SEC on August 30, 2011. See the following table for more information about the equity compensation of our non-employee directors.

The following table sets forth information regarding the individual options granted during fiscal 2011 to the non-employee directors, including the exercise price (which was the fair market value of the stock on the grant date) and the per-share “grant date fair value” for each option used in calculating the amounts in the table above:

Name	Grant Date	Securities Underling Options (#)	Per Share Exercise Price of Option ($)	Per Share Grant Date Fair Value of Option ($)(a)	Grant Date Fair Value of Option ($)(a)	Current Per Share Intrinsic Value of Option ($)(b)	Current Total Intrinsic Value of Option ($)(b)(c)
William Bradley	October 22, 2010	20,000	15.60	7.17	143,314	—	—
John McDonald	October 22, 2010	20,000	15.60	7.17	143,314	—	—
Gregory Sands	October 22, 2010	20,000	15.60	7.17	143,314	—	—
James Simons	October 22, 2010	20,000	15.60	7.17	143,314	—	—
Glenn Solomon	October 22, 2010	20,000	15.60	7.17	143,314	—	—
Dana Stalder	October 22, 2010	20,000	15.60	7.17	143,314	—	—

(a)	See note (1) in the “Director Compensation” table above.
(b)	The intrinsic value represents the excess, if any, of the stock price of $12.06 per closing of the market as of August 31, 2011 over the exercise price of the option award.
(c)	As of fiscal year-end 2011, Mr. Bradley held an aggregate of 200,000 options, Mr. McDonald held an aggregate of 220,000 options, Mr. Stalder held an aggregate of 245,000 options, and each of Messrs. Sands, Simons and Solomon held 45,000 options, in each case including both vested and unvested options and the options granted during fiscal year 2011.

Committees of the Board of Directors

Our Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. The Board Committees regularly meet in executive session with no members of management present. Copies of the charters for each of these Committees are available by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com. The following table lists members of the Committees as of the date of the Proxy Statement.

Name	Audit Committee	Compensation Committee	Governance Committee
William Bradley			Chair
John McDonald	Member	Chair
Gregory Sands		Member	Member
James Simons			Member
Glenn Solomon	Member
Dana Stalder	Chair	Member

Audit Committee — eight meetings in fiscal year 2011. Our Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Stalder and Solomon and Professor McDonald. The chair of our Audit Committee is Mr. Stalder. The functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	providing oversight with respect to related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•

reviewing reports from management and auditors regarding our procedures to monitor and ensure compliance with our legal and regulatory responsibilities, our code of business conduct and ethics and our compliance with legal and regulatory requirements; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Nominating and Corporate Governance (“Governance”) Committee — three meetings in fiscal year 2011. Our Governance committee consists of Former Senator Bradley and Messrs. Sands and Simons. The chair of our Governance committee is Former Senator Bradley. The functions of this committee include:

•	reviewing periodically director performance on our Board of Directors and its committees and performance of management, and recommending to our Board of Directors and management areas of improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors and establishing policies and procedures for such nominations;

•	reviewing with our chief executive officer plans for succession to the offices of chief executive officer or any other executive officer, as it sees fit; and

•	reviewing and recommending to our Board of Directors changes with respect to corporate governance practices and policies.

Our Governance Committee met in August 2011 to, among other things, recommend the director nominees for nomination to our Board at our 2011 annual meeting of stockholders. A detailed list of the Governance Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Compensation Committee — six meetings in 2011. Our Compensation Committee consists of Professor McDonald and Messrs. Sands and Stalder. The chair of our Compensation Committee is Professor McDonald. The functions of this committee include:

•

determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and approving the compensation of our directors;

•

evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•

reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and preparing the Compensation Committee Report that the SEC requires to be included in our annual proxy statement; and

•	assessing risks arising from our compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect.

A detailed list of the Compensation Committee’s functions is included in its charter and can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Compensation Advisors. In November 2009, QuinStreet engaged Compensia, Inc. (“Compensia”), an executive compensation consulting firm, as the Company’s executive compensation advisor. No member of the Compensation Committee or of management has any affiliation with Compensia. Although Compensia is retained by the Company, and not directly by the Compensation Committee, the Compensation Committee has unfettered access to Compensia without the participation of management and periodically seeks input from Compensia on a range of external market factors, including evolving executive compensation trends, general observations on the Company’s executive compensation programs and market data on a peer group of companies in the Internet marketing and media sector and other high-growth companies. The Compensation Committee also considers input from Compensia on Board compensation matters for non-executive Board members. Other than as described above, Compensia provides no other services to the Company.

Management Input to the Compensation Committee. The Compensation Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. The QuinStreet Employee Benefits and Compliance, Finance, and Legal departments, as well as our CEO, work with the Compensation Committee Chair to help set meeting agendas, to provide data analysis, and to coordinate the distribution of materials to the Committee in advance of its meetings. Generally, our CEO and General Counsel attend Committee meetings. In addition, the Compensation Committee meets in executive session with no members of management present, but with Compensia or others present at the Committee’s discretion.

Compensation Committee Meetings. For more information on the process for determining executive compensation, see the “Compensation Discussion and Analysis” in this proxy statement.

Compensation Committee Interlocks and Insider Participation. None of the members of our Compensation Committee had any “interlock” relationships to report during our fiscal year ended June 30, 2011.

Corporate Governance

Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. We will disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors at www.quinstreet.com.

Board Leadership Structure. The Board of Directors is responsible for determining its leadership structure, which currently consists of a Chairman of the Board and a Chairman leading each Board committee. Currently, the Chairman of the Board, Douglas Valenti, also serves as our Chief Executive Officer. The Board believes that the Company and its stockholders are best served by maintaining the flexibility to have any person serve as

Chairman of the Board based on what is in the best interests of the Company and its stockholders at a given point in time, and therefore the Board does not support placing restrictions on who may serve as Chairman. The Board does not have a lead independent director. The Board has concluded that having Mr. Valenti serve as Chairman and Chief Executive Officer is the most effective leadership structure at this time because that individual is an effective chairman and is able to provide the best link between the Board and management.

In order to enhance the independence of the Board from management, the Board believes that a substantial majority of the Board should consist of independent directors. All of our current directors except for Mr. Valenti and Ms. Syiek are independent, as determined in accordance with NASDAQ Listing Standards.

Board’s Role in Risk Oversight. Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks, credit risks, liquidity risks, and legal and compliance risks.

The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee, Compensation Committee and Governance Committee’s areas of responsibilities discussed under “Audit Committee”, “Compensation Committee” and “Nominating and Corporate Governance (“Governance”) Committee” above). The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. In addition, the Board and its Committees receive reports from our auditors and other consultants, such as Compensia, and meet in executive session with these outside consultants. Board oversight of risk is enhanced by the fact that our Chief Executive Officer and Chairman of the Board attends many Committee meetings and that Committee reports are provided to the full Board following each regular quarterly Committee meeting. In addition, the full Board receives updates and in-depth information specifically related to the Company’s enterprise risk management.

Information on Compensation Risk Assessment. Management periodically reviews the Company’s incentive compensation programs at all levels within the organization. Employee cash bonuses are based on Company and individual performance and management (with respect to non-executive bonuses) or the Compensation Committee (with respect to executive officers’ bonuses) has discretion to reduce bonus payouts. Equity awards for new hires are based on the employee’s level in the Company, prior experience, qualifications, and the market for particular types of talent, and any additional grants are based on employee performance. Equity awards have long-term vesting requirements to ensure that there are not undue incentives for short-lived stock performance. The incentive compensation structure was reviewed during fiscal year 2011 by the Compensation Committee and the Company’s compensation advisor, Compensia, Inc. Based on the findings of this review and input from Compensia, the Compensation Committee believes that risks arising from the Company’s compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

Independence Determination for Directors

The Board of Directors has determined that, with the exception of Mr. Valenti, who is our CEO, and Ms. Syiek, who is our President and Chief Operating Officer, all of its current members qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the NASDAQ National Market System. The Board of Directors has determined that all of our director nominees except Ms. Syiek are independent within the meaning of the applicable NASDAQ listing standards. The Audit, Compensation and Governance Committees of the Board of Directors consist entirely of independent directors.

Audit Committee Financial Qualifications

Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is “independent” within the meaning of the NASDAQ listing standards and the standards established by the Company. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with audit committee requirements. In addition, the Board of Directors has designated Dana Stalder as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Director Nominations

General Criteria and Process. Our Governance Committee has the responsibility of identifying, reviewing and evaluating candidates to serve on the Company’s Board of Directors consistent with any criteria approved by the Board of Directors, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee shall comply with the requirements of the Company’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.

In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes, and skills may complement, supplement or duplicate those of other Board members.

Stockholder Nominations and Bylaw Procedures. Stockholders who wish to recommend nominees for consideration by the Governance Committee for nomination may submit their recommendation in writing to our Corporate Secretary at the address set forth below under “Annual Report.” The Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting of stockholders. Before the Governance Committee will consider stockholder recommendations, stockholders must comply with the eligibility, advance notice and other provisions of our Policy on Stockholder Recommendations of Director Nominees. Under this policy, the stockholder must provide timely notice of the recommendation to us to be considered by the Governance Committee in connection with the Company’s next annual meeting of stockholders. To be timely, the Corporate Secretary must receive the stockholder’s recommendation and the information required in the policy at least 120 days prior to the anniversary date of the mailing of this proxy statement. A copy of the policy is available on the Investor Relations section of the Company’s website, www.quinstreet.com. The Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder.

In addition, our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board of Directors. To nominate a person for election to the Board of Directors, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. Such notice must also comply with the nomination provisions contained in our bylaws, including the information specified in the bylaws as to the director nominee. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee. To nominate a person for election to the Board of Directors at our 2012 annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Secretary between July 6, 2012 and August 5, 2012. However, if our annual meeting is advanced or delayed by more than 30 days from November 3, 2012 (the anniversary of the prior year’s meeting of stockholders), a stockholder’s written notice will be timely if it is delivered no earlier than the 120th day prior to such annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

Contacting the Board and Further Information on Corporate Governance

Any interested person who desires to communicate with our non-management directors may do so by writing to the Board of Directors. The Corporate Secretary will promptly forward such interested person communications so received to our Board of Directors, to the individual director or directors to whom the communication was addressed or other appropriate departments or outside advisors, depending on the nature of the concern. Interested persons who wish to communicate directly with the Board of Directors may do so by writing to our Corporate Secretary, QuinStreet, Inc., 950 Tower Lane, Suite 600, Foster City, California 94404.

Our code of conduct and stockholder nominations policy and committee charters are accessible by following the links to “Investor Relations” and then “Corporate Governance” on our website at www.quinstreet.com. Furthermore, upon request by a stockholder to our Corporate Secretary at the address set forth in the preceding paragraph, we will provide copies of our code of conduct, stockholder nominations policy, and committee charters without charge.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our named executive officers as set forth in the Summary Compensation Table found on page 25 of this proxy statement, our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of August 31, 2011. At August 31, 2011, there were 47,559,427 shares of common stock outstanding (excluding treasury shares). Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o QuinStreet, Inc., 950 Tower Lane, Suite 600, Foster City, California 94404.

	Common Stock
Name	Share Beneficially Owned	% of Class(1)
Directors:
William Bradley(2)	204,000	*
John McDonald(3)	238,000	*
Gregory Sands(4)	395,596	*
James Simons(5)	3,398,263	7.1%
Glenn Solomon(6)	2,759,378	5.8%
Dana Stalder(7)	248,900	*
Named Executive Officers:
Douglas Valenti(8)	6,039,056	12.6%
Bronwyn Syiek(9)	1,001,492	2.1%
Kenneth Hahn(10)	291,455	*
Tom Cheli(11)	206,561	*
Scott Mackley(12)	739,061	1.5%
Executive Officers and Directors, as a group (14 persons)(16)	16,212,896	31.5%
Other 5% Stockholders:
Entities affiliated with Split Rock Partners(13) 10400 Viking Drive, Suite 550 Minneapolis, MN 55344	3,363,422	7.1%
Entities affiliated with GGV Capital(14) 2494 Sand Hill Road, Suite 100 Menlo Park, CA 94025	2,714,378	5.7%
Frontier Capital Management Co., LLC (15) 99 Summer Street Boston, MA 02110	3,416,330	7.2%

*	Represents less than 1% of our outstanding common stock.
(1)	Treasury shares are not included when calculating percent of class of Common Stock.
(2)	Includes stock options exercisable for 200,000 shares of our common stock within 60 days of August 31, 2011.
(3)	Includes 18,000 shares held in a family trust of which Mr. McDonald is a trustee. Also, includes stock options exercisable for 220,000 shares of our common stock within 60 days of August 31, 2011.
(4)	Includes 182,761 shares held in a living trust of which Mr. Sands and his spouse are trustees, 6,785 shares held in a charitable remainder unitrust of which Mr. Sands is the trustee and 14,912 shares held in irrevocable trusts of which Mr. Sands and his spouse are trustees for the benefit of Mr. Sands’ minor children. Also includes 104,764 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. and 41,374 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P. Mr. Sands is a Managing Director of these three limited partnerships. Mr. Sands disclaims beneficial ownership of these shares held by the three limited partnerships except as to the extent of his proportionate pecuniary interest therein. Also includes stock options exercisable for 45,000 shares of our common stock within 60 days of August 31, 2011.
(5)

Includes 70,844 shares held by SPVC Affiliates Fund I, LLC and 3,247,578 shares held by SPVC V, LLC, each of which is jointly managed by Split Rock Partners, LLC and Vesbridge Partners, LLC. Voting and investment power over the shares, however, has been delegated solely to Split Rock Partners, LLC. Split Rock Partners, LLC has delegated voting and investment decisions with respect to the shares to three individuals (one of whom is James Simons) who require a two-thirds vote to act. Mr. Simons disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Includes 34,841 shares held by the James Rexroad Simons Trust. Also includes stock options exercisable for 45,000 shares of our common stock within 60 days of August 31, 2011 which are held directly by Mr. Simons. Pursuant to a letter agreement, Mr. Simons holds this option for the sole benefit of SPVC V, LLC.
(6)	Includes 1,516,206 shares held by Granite Global Ventures III L.P., 1,137,403 shares held by Granite Global Ventures II L.P., 36,965 shares held by GGV III Entrepreneurs Fund L.P. and 23,804 shares held by GGV II Entrepreneurs Fund L.P. Mr. Solomon is a Managing Director of Granite Global Ventures III L.L.C., the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. He is also a Managing Director of Granite Global Ventures II, L.L.C., the General Partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Mr. Solomon, Mr. Ng, Mr. Nada, Mr. Bonham, Mr. Foo, Ms. Lee, Mr. Zhuo and Ms. Jin share voting and investment authority over the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Mr. Solomon, Mr. Ng, Mr. Nada, Mr. Bonham, Mr. Foo and Ms. Lee share voting and investment authority over the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Mr. Solomon disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein. Also includes stock options exercisable for 45,000 shares of our common stock within 60 days of August 31, 2011.
(7)	Includes 3,900 shares held in a family trust for which Mr. Stalder is the trustee. Also includes stock options exercisable for 245,000 shares of our common stock within 60 days of August 31, 2011.
(8)	Includes 3,674,410 shares held by The Valenti Living Trust of which Mr. Valenti and his wife, Terri Valenti, are co-trustees, 2,046,034 shares held by DJ & TL Valenti Investments, LP, of which The Valenti Living Trust is the general partner, and 6,905 shares held by Mr. Valenti and his immediate family members. Each of Mr. Valenti and Terri Valenti have voting and investment power with respect to the shares held by The Valenti Living Trust and share beneficial ownership in such shares. Each of Mr. Valenti and Terri Valenti also have voting and investment power with respect to the shares held by DJ and TL Valenti Investments, LP, through their control as co-trustees of the general partner, The Valenti Living Trust. Also includes stock options exercisable for 311,707 shares of our common stock within 60 days of August 31, 2011.
(9)	Includes stock options exercisable for 965,727 shares of our common stock within 60 days of August 31, 2011.
(10)	Represents stock options exercisable for shares of our common stock within 60 days of August 31, 2011.
(11)	Includes stock options exercisable for 206,560 shares of our common stock within 60 days of August 31, 2011.
(12)	Includes stock options exercisable for 615,061 shares of our common stock within 60 days of August 31, 2011.
(13)	Includes 70,844 shares held by SPVC Affiliates Fund I, LLC and 3,247,578 shares held by SPVC V, LLC, each of which is jointly managed by Split Rock Partners, LLC and Vesbridge Partners, LLC. Voting and investment power over the shares, however, has been delegated solely to Split Rock Partners, LLC. Split Rock Partners, LLC has delegated voting and investment decisions with respect to the shares to three individuals (one of whom is James R. Simons) who require a two-thirds vote to act. Split Rock Partners, LLC and Mr. Simons disclaim beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Also includes stock options exercisable for 45,000 shares of our common stock within 60 days of August 31, 2011 which are held directly by Mr. Simons for the sole benefit of SPVC V, LLC. Split Rock Partners, LLC disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein.
(14)

The shares are held as follows: 1,137,403 by Granite Global Ventures II L.P. (“GGV II L.P.”) , 1,516,206 by Granite Global Ventures III L.P. (“GGV III L.P.”), 23,804 by GGV II Entrepreneurs Fund L.P. (“GGV II Entrepreneurs”) and 36,965 by GGV III Entrepreneurs Fund L.P. (“GGV III Entrepreneurs” and collectively with GGV II L.P., GGV III, L.P. and GGV II Entrepreneurs, the “Funds”). Glenn Solomon is a Managing Director of Granite Global Ventures III L.L.C., the general partner of GGV III L.P. and GGV III Entrepreneurs. Mr. Solomon is also a Managing Director of Granite Global Ventures II L.L.C., the general partner of GGV II L.P. and GGV II Entrepreneurs. Mr. Solomon has shared voting and investment authority over the shares held by the Funds. Mr. Solomon disclaims beneficial ownership of the shares held by the Funds except to the extent of his proportionate pecuniary interest therein.
(15)	Based on the most recently available Schedule 13G filed with the SEC on February 14, 2011, Frontier Capital Management Co., LLC is the record owner of 3,416,330 shares of our common stock.
(16)	Includes stock options exercisable for an aggregate of 3,854,144 shares of our common stock within 60 days of August 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2011 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the exception of Timothy Stevens, our Executive Vice President, who filed one late report, which contained two transactions not reported on a timely basis.

Certain Relationships and Related Party Transactions

Second Amended and Restated Investor Rights Agreement

We have entered into an investor rights agreement with certain holders of our common stock that provides for certain rights relating to the registration of their shares of common stock, including those issued upon conversion of their previously-held preferred stock.

Other Transactions

Katrina Boydon serves as our Vice President of Content and Compliance and is the sister of Bronwyn Syiek, our President and Chief Operating Officer. In fiscal year 2011, Ms. Boydon received a base salary of $202,585, a bonus payout of $68,916 and was granted options to purchase an aggregate of 45,000 shares of our common stock. Ms. Boydon’s fiscal year 2012 base salary is $214,000 per year, and she has a fiscal year 2012 target bonus of $75,000.

Rian Valenti serves as a client strategy and development manager and is the son of Doug Valenti, the Company’s Chief Executive Officer and Chairman. In fiscal year 2011, Mr. Rian Valenti received a base salary of $62,000, and a commission payout of $39,635. In fiscal year 2011, Mr. Rian Valenti was granted 750 restricted stock units. Mr. Rian Valenti’s fiscal year 2012 base salary is $75,000, and he has a fiscal year 2012 commission opportunity of $55,000.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Board of Directors has adopted a written related person transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $60,000 and a related person had or will have a direct or indirect material interest. While the policy covers related party transactions in which the amount involved exceeds $60,000, only related party transactions in which the amount involved exceeds $120,000 will be required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board of Directors set the $60,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our Audit Committee to review transactions or potential transactions in which the amount involved exceeds $60,000, as opposed to $120,000. Pursuant to this policy, our Audit Committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third-party and the extent of the related party’s interest in the transaction and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related party transaction.

All related party transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions are not subject to the policy, including: (i) compensation arrangements approved by our Compensation Committee; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as an employee (other than a position as an executive officer, partner, principal or similar control position) of another entity that is party to the transaction or (b) from an equity interest of less than 5% in another entity that is party to the transaction; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Compensation Committee of the Board of Directors has furnished the following report.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of QuinStreet, and based on this review and discussion, recommended to the Board of Directors of QuinStreet that such “Compensation Discussion and Analysis” be included in QuinStreet’s proxy statement for the 2011 annual meeting of stockholders for filing with the SEC.

Members of the Compensation Committee

of the Board of Directors of QuinStreet Inc.

John G. McDonald (Chair)

Gregory Sands

Dana Stalder

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. These “named executive officers” for fiscal year 2011 are:

Douglas Valenti, Chief Executive Officer, or CEO;

Bronwyn Syiek, President and Chief Operating Officer, or COO;

Kenneth Hahn, Chief Financial Officer, or CFO;

Tom Cheli, Executive Vice President; and

Scott Mackley, Executive Vice President.

We met or exceeded our financial goals under our Annual Incentive Bonus Plan for fiscal year 2011 by reporting total revenue of $403.0 million, which represents growth of 20% over fiscal year 2010, and Adjusted EBIDTA (as defined under “— Compensation Components — Performance-Based Cash Bonuses below) of $90.3 million, or 22% of revenue. As a result of meeting our target of 20% revenue growth and 20% Adjusted EBIDTA margin (that is, Adjusted EBITDA as a percent of revenue), we also paid bonuses under our Incremental Bonus Plan.

Overview of Program Objectives

We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain compensation programs based on performance, teamwork and rapid progress and to align the interests of our executives and stockholders. The principles and objectives of our compensation and benefits programs for our employees generally, and for our executive officers specifically, are to:

•	attract, motivate and retain highly-talented individuals who are incented to achieve our strategic goals;

•	closely align compensation with our business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward individuals whose skills and performance promote our continued success; and

•	offer total compensation that is competitive and fair.

The compensation of our executives consists of the following principal components:

•	base salary;

•	performance-based cash bonuses;

•	equity incentive awards;

•	employee benefits and perquisites; and

•	change in control benefits.

Each component has a role in meeting the above objectives. While we offer competitive base salaries and performance-based cash bonuses, we believe that equity incentive awards are a critical compensation component for Internet and other emerging companies. We believe that stock options and other stock-based compensation provide long-term incentives that align the interests of employees and executives alike with the long-term interests of stockholders.

We strive to achieve an appropriate mix between cash compensation and equity incentive awards to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and equity compensation or among different forms of equity compensation. As a result, the allocation between cash and equity varies between executive officers and does not control compensation decisions. The mix of compensation components is designed to reward short-term results and motivate long-term performance through a combination of cash and equity awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

The compensation levels of the executive officers reflect to a significant degree the varying roles and responsibilities of such executives, as well as each individual’s performance and contribution toward our strategic goals.

For each fiscal year our Compensation Committee determines the appropriate level for overall executive officer compensation and the separate components based on (i) a review of publicly available compensation data from a select group of publicly-traded companies in the Internet marketing and media and software sectors, (ii) compensation survey data for Internet companies with comparable revenues, (iii) our understanding of the market based on the experience of our executives and members of our Compensation Committee, and (iv) internal equity, length of service, skill level and other factors we may deem appropriate.

Our compensation-setting process and each of the principal components of our executive compensation program are discussed in more detail below.

Compensation-Setting Process

Our Compensation Committee (together with the CEO with respect to performance of the other executive officers) reviews the performance of each executive officer, on an annual basis, and based on this review and the factors described above, sets the executive compensation package for the coming year. This review has generally occurred near the end of each of our fiscal years.

Role of Compensation Committee and CEO

The Compensation Committee of our board of directors is responsible for the executive compensation programs for our executive officers and reports to the full board of directors on its discussions, decisions and other actions. Our CEO makes recommendations to the Compensation Committee, attends committee meetings (except for sessions discussing and setting his compensation) and has been and will continue to be heavily involved in the determination of compensation for our executive officers. Typically, our CEO makes recommendations to the Compensation Committee regarding short- and long-term compensation for our executives based on company results, an individual executive’s contribution toward these results, performance toward goal achievement, a review of the competitive market data as described below, input from our Employee Benefits and Compliance department and input from our compensation consultant, Compensia. Our CEO does not make a recommendation as to his own compensation.

The Compensation Committee then reviews the CEO’s recommendations, the competitive market data and other relevant information and approves each executive officer’s total compensation, as well as each individual compensation component. The Compensation Committee’s decisions regarding executive compensation are based on the Compensation Committee’s assessment of the performance of our company and each individual executive, a review of market data as described below and other factors, such as prevailing industry trends.

Competitive Positioning

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated companies. We have selected a group of companies that provide Internet marketing and media and software services that are broadly similar to our company as a reference point for market practice of our “peer group” with respect to executive base salary and bonuses in formulating compensation recommendations and to assist the Compensation Committee in its consideration of executive compensation, with the software industry included to provide additional comparables. For fiscal year 2011 compensation purposes, the companies in the peer group were Advent Software, Ansys, Blackboard, Bankrate, Commvault Systems, Concur Technologies, Digital River, Netsuite, Omniture, Pegasystems, Rosetta Stone, SuccessFactors, Taleo, WebMD and Websense. The peer group for fiscal year 2011 was revised from the fiscal year 2010 group to add other high growth companies in the software sector. For fiscal year 2012 compensation purposes, the companies in the peer group are Ancestry.com, Ansys, Blackboard, Commvault Systems, Concur Technologies, Demand Media, Digital River, Informatica, Infospace, Liquidity Services, Pega Systems, Rackspace Hosting, Tibco Software, Valueclick, Verisign and Web MD Health. The companies were selected after consideration of their revenue, revenue growth, profitability, market capitalization, headcount and industry. All of the companies in the peer group had annual revenues between 0.5x to 2.0x that of our revenues. All were also headquartered in the U.S. and had positive growth rates or strong profitability, similar to us.

We supplement the data from the peer group with broader compensation market data provided by market surveys. Consistent with its prior practice, the Compensation Committee reviewed summary cash compensation data from Salary.com for positions comparable to those of the executive officers at Internet companies with revenues between $200,000,000 and $500,000,000 in the San Francisco Bay Area.

While the Compensation Committee does not believe in benchmarking against the compensation peer group as the only tool for setting compensation due to the unique aspects of our business, the Compensation Committee finds that evaluating market data is useful to understand market practice and to provide a general context for it’s decision-making. The Compensation Committee exercises its discretion in determining the nature and extent of the use of market data, which may vary by executive.

Compensation Advisors

Since November 2009, we have engaged Compensia, a national consulting firm providing executive compensation advisory services, as a compensation consultant to help evaluate our compensation philosophy and provide guidance in administering our executive compensation program. In fiscal years 2010 and 2011, Compensia assisted our Compensation Committee in developing the revised compensation peer groups described above and provided market data for the peer groups. Our management and the Compensation Committee conducted an annual analysis of senior management compensation for fiscal year 2011 compensation setting purposes in May and June 2010 and for fiscal year 2012 compensation setting purposes in June and August 2011, in which management and the Compensation Committee reviewed the information provided by Compensia, as well as industry survey results and other information described further below, in light of the compensation we offer, in order to ensure that the senior management compensation program we established for the applicable fiscal year is competitive and fair. The Compensation Committee expects to continue to conduct an annual review process of all compensation components at the end of each fiscal year to ensure consistency with our compensation philosophy and as part of its responsibilities in administering our executive compensation program.

The Compensation Committee is authorized to retain the services of third-party executive compensation specialists from time to time, as the committee sees fit, in connection with the establishment of cash and equity compensation and related policies.

Compensation Components

Base Salaries

In general, base salaries for our executive officers are initially established through arm’s-length negotiation at the time of hire, taking into account such executive’s qualifications, experience and prior salary and prevailing market compensation for similar roles in comparable companies. The initial base salaries of our executive officers have then been reviewed annually by our Compensation Committee, with significant input from our CEO, except with respect to his own salary, to determine whether any adjustment is warranted. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In considering a base salary adjustment, the Compensation Committee considers our overall performance, the scope of an executive’s sustained performance, individual contribution, responsibilities, prior experience, and competitive market data. The Compensation Committee may also take into account the executive officer’s current salary, equity ownership and the amounts paid to an executive officer’s peers inside our company. We also draw upon the experience of members of our Compensation Committee with other companies.

In May and June 2010, the Compensation Committee reviewed the base salaries of our executives, including our named executive officers, for fiscal year 2011. The Compensation Committee determined, based upon our CEO’s recommendation (for executives other than himself) and input from Compensia, that although the analysis described below supported an average increase of 8% in total cash compensation, that base salaries for our named executive officers be increased by 5% in a continued effort to shift a larger percentage of cash compensation to bonus, and that base salaries for our other executive officers, other than our Chief Technology Officer, be increased by 5%, on average. The Compensation Committee determined that, because there were significant gaps between our Chief Technology Officer’s compensation and external and internal comparables, our Chief Technology Officer’s total cash compensation for fiscal year 2011 would increase by 10%, including an 8% increase in base salary.

In June 2011, the Compensation Committee reviewed the base salaries of our executives, including our named executive officers, for fiscal year 2012. Consistent with its prior practice, the committee reviewed salary data for our new compensation peer group for fiscal year 2012 described above and summary cash compensation data from Salary.com for positions comparable to those of the executive officers at Internet companies with revenues between $200,000,000 and $500,000,000 in the San Francisco Bay Area. The Compensation Committee also considered our overall company performance and the scope of each executive’s performance and individual contribution, The Compensation Committee determined, based upon our CEO’s recommendation (for executives other than himself) and input from Compensia, that total cash compensation for our named executive officers be increased by between 4.5% and 8.0% and that base salaries for our other executive officers be increased between 6.4% and 8.0%. The Compensation Committee determined that base salaries for our named executive officers and other executive officers be increased by between 3% and 4% in a continued effort to shift a larger percentage of cash compensation to bonus, and that base salaries for our other executive officers be increased by 4%, on average.

The actual base salaries paid to our named executive officers in fiscal year 2011 are set forth in the “Summary Compensation Table” below.

Performance-Based Cash Bonuses

Annual performance-based cash bonuses are intended to motivate our executives to achieve short-term goals while making rapid progress towards our longer-term objectives. These bonuses are designed to reward both company and individual performance.

In January 2010, the Compensation Committee approved our Annual Incentive Plan, which became effective at the beginning of fiscal 2011, and will continue to be effective for fiscal 2012. Under the Annual Incentive Plan, the Compensation Committee may award bonuses to our employees, including our executive officers, according to bonus targets and criteria set by the Compensation Committee in accordance with the Annual Incentive Plan, and the Compensation Committee has discretion to reduce the amount of any actual award under the Annual Incentive Plan below the amount calculated under the terms of the plan.

Under the Annual Incentive Plan for fiscal 2011, each executive officer’s target bonus was expressed as a total dollar amount, with individual target award opportunities ranging from 42% to 77% of base salary. Target amounts were determined based on the Compensation Committee’s analysis of total cash compensation as described under “ — Base Salaries” above. The Compensation Committee determined the actual bonus awards for fiscal year 2011 performance in August 2011. The revenue targets for payout under the Annual Incentive Plan for fiscal 2011 were 18% higher than fiscal year 2010 revenue and were set at an amount the Compensation Committee reasonably believed to be attainable but requiring successful performance by the company and management.

To determine actual bonus awards under the Annual Incentive Plan for fiscal 2011, the Compensation Committee first reviewed overall company financial results for fiscal year 2011 and our CEO’s recommendations for bonuses (other than for his own bonus) based on both company and individual performance. In the case of the CEO’s bonus award, the Compensation Committee evaluated CEO performance and determined his bonus. Payout of the bonuses was dependent on achievement against our plan for revenue growth and Adjusted EBITDA, which we define as net income less interest income plus interest expense, provision for taxes, depreciation expense, amortization expense, stock-based compensation expense and other income (expense), net, and, where applicable, the individual executives’ achievement against that plan and against strategic objectives. The primary strategic objectives were (i) revenue growth, (ii) Adjusted EBIDTA margin, (iii) the assessed sustainability of the revenue growth, and (iv) developing future growth potential and diversification of our revenue streams. Our named executive officers were paid the following amounts pursuant to the Annual Incentive Plan for fiscal 2011: Mr. Valenti, $382,500; Ms. Syiek, $300,000; Mr. Cheli, $237,500; Mr. Mackley, $237,500; and Mr. Hahn, $152,500. These amounts equaled each named executive officer’s targeted amount for fiscal year 2011.

In addition to the Annual Incentive Plan for fiscal 2011, in May 2010 the Compensation Committee also approved the 2011 Incremental Bonus Plan for our executive officers. The Incremental Bonus Plan acts as an incentive for key senior managers to achieve aggressive, above plan growth and margin targets, and allows us to provide total compensation commensurate with higher peer company compensation percentiles if and as warranted by our growth and margin performance. Under the 2011 Incremental Bonus Plan, to the extent that actual Adjusted EBITDA exceeded a level represented by 20% revenue growth and 20% Adjusted EBITDA margin, the senior management team was eligible to receive an aggregate of 15% of this excess. The incremental bonus plan allocated differing amounts to executives based on their role and responsibilities and contributions at the company (our CEO and President and COO received the largest allocations) and, for the named executive officers, ranged between 1% and 2.15% of any Adjusted EBITDA over the 20% margin target. The 2011 Incremental Bonus Plan allocated the following amounts to executive officers based on their role and responsibilities and contributions at the company: Mr. Valenti: 2.15%; Ms. Syiek: 2.15%; Mr. Cheli: 1.75%; Mr. Mackley: 1.75%; and Mr. Hahn: 1.0%. Because we exceeded our Adjusted EBITDA margin target, the Compensation Committee approved the payout of incremental bonuses for fiscal year 2011 consistent with these criteria, resulting in total bonus payouts under the 2011 Incremental Bonus Plan of $1,594,500. In addition, under the terms of the 2011 Incremental Bonus Plan, incremental bonuses are only payable to participants who are employed with us at the time of payment. In fiscal 2011 and prior to payment of the 2011 incremental bonuses, two of the participants in the 2011 Incremental Bonus Plan who are not named executive officers were terminated, which provided for a total of $191,340 of unallocated incremental bonuses. Due to exceptional performance (as measured by revenue growth and strategic progress for the client verticals for which he has responsibility and his effective management in the face of more recent challenges in those businesses), Mr. Mackley received a total incremental bonus allocation of 2.6%, consisting of the 1.75% allocated to him under the Plan, plus a 0.85% unallocated portion due to employee terminations available to be granted by the Compensation Committee at their discretion. The remaining $114,865 of the unallocated incremental bonuses was granted to two other executives, who are not named executive officers, on a discretionary basis in recognition of their outstanding performance. Our named executive officers were paid the following amounts pursuant to the 2011 Incremental Bonus Plan: Mr. Valenti, $228,545; Ms. Syiek, $228,545; Mr. Cheli, $186,025; Mr. Mackley, $262,500; and Mr. Hahn, $106,300.

The actual total cash bonuses paid to our named executive officers in fiscal year 2011 are set forth in the “Summary Compensation Table.”

For fiscal year 2012, our performance metrics will be similar to those for fiscal year 2011 — that is, revenue growth and Adjusted EBITDA and similar types of strategic objectives. We will also continue to have an incremental bonus award for fiscal year 2012 for our executive officers under the Annual Incentive Plan based on exceeding Adjusted EBITDA and revenue targets.

Long-Term Equity Incentive Awards

The objective of our long-term, equity-based incentive awards is to align the interests of our executives, including our named executive officers, with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentive awards also encourage the retention of our executive officers through the vesting period of the awards. To reward and retain our executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value because the value of stock options is closely tied to our future performance. Because our executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to them to achieve increases in the value of our stock over time. Our Compensation Committee oversees our long-term equity incentive program.

We grant stock options both at the time of initial hire and then through annual additional or “refresher” grants for key employees and employees approaching full vesting of prior grants. To date, there has been no set program for the award of refresher grants, and our Compensation Committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management. Refresher grants have generally been made shortly after the end of the fiscal year.

In determining the size of the long-term equity incentive awards to be granted to our executive officers and management, our Compensation Committee takes into account a number of factors, such as an executive officer’s relative job scope, the value of existing long-term equity incentive awards, individual performance history, prior contributions to us, the size of prior awards, competitive market data and the aggregate amount of the shares proposed to be awarded to all employees for the fiscal year. Based upon these factors, our Compensation Committee determines the size of the long-term equity incentive awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We do not have any security ownership requirements for our executive officers. We believe these vesting schedules appropriately encourage long-term employment with our company while allowing our executives to realize compensation in line with the value they have created for our stockholders.

At its April 2010 meeting, our Compensation Committee adopted a policy regarding the timing of stock option grants to executive officers coinciding with the release of material non-public information. The Committee determined that, following the Company’s long-standing historical practice, stock option grants would be made on or about the date of meetings of the Board of Directors.

Because, as described in the proxy statement for our 2010 Annual Meeting of Stockholders, we made significant equity grants in the prior year in conjunction with and following our initial public offering, the Compensation Committee determined that no additional awards should be granted to our executive officers during fiscal year 2011.

Options held by our named executive officers that were outstanding as of fiscal year end 2011 are set forth in the “Outstanding Equity Awards at Fiscal Year-end 2011” table.

Change in Control Benefits

Our equity incentive plan provides for full acceleration of vesting of outstanding stock options in the event of a change in control of our company if the options are not assumed or replaced with substitute awards by a successor. In the event stock options are assumed or replaced, then 25% of the unvested shares subject to each option vest if the executive officer is terminated under circumstances described under “— Potential Payments Upon Termination Following Change in Control” following the change in control. The Committee approved these provisions for senior management (meaning officers with the title of the Vice-President and above) because equity compensation is an important part of our executive compensation program, and so these partial double-triggers are intended to keep executives engaged in the event of a potential change in control that would be beneficial to stockholders but could otherwise result in them not having the opportunity to continue to vest in this equity compensation, but the acceleration is limited to an amount the Committee believes is a reasonable portion.

Perquisites and Other Personal Benefits

We do not view perquisites as a significant element of our executive compensation program currently, but do believe that they can be useful in attracting, motivating and retaining the executive talent for which we compete, and we may consider providing additional perquisites in the future. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

We provide the following benefits to our executive officers, generally on the same basis provided to all of our salaried employees:

•	health, dental insurance and vision coverage;

•	life insurance;

•	a medical and dependent care flexible spending account;

•	short- and long-term disability, accidental death and dismemberment insurance; and

•	a Section 401(k) plan.

We believe these benefits are generally consistent with those of companies with which we compete for executive talent.

Internal Revenue Code Section 162(m) Policy

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing our executive compensation and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Compensation Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Compensation Committee believes that such compensation is appropriate, consistent with the Compensation Committee’s philosophy and in our and our stockholders’ best interests.

The Compensation Committee generally seeks to structure performance-based compensation in a manner that is intended to avoid the disallowance of deductions under Internal Revenue Code Section 162(m). Nevertheless, there can be no assurance that our performance-based compensation will be treated as qualified performance-based compensation under Internal Revenue Code Section 162(m).

Summary Compensation Table

The following table summarizes information regarding the compensation during each of the specified fiscal years awarded to, earned by or paid to our chief executive officer, our chief financial officer and our other three most highly compensated executive officers for the fiscal years ended June 30, 2009, 2010 and 2011. We refer to these individuals as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Douglas Valenti	2011	497,500	—	611,045	200	1,108,745
Chief Executive Officer and Chairman	2010	474,075	1,468,369	532,718	240	2,475,898
	2009	451,500	456,093	386,243	243	1,294,079

Kenneth Hahn	2011	365,000	—	258,800	189	623,989
Chief Financial Officer	2010	346,500	753,920	220,458	208	1,321,570
	2009	330,000	268,290	174,290	204	772,784

Bronwyn Syiek	2011	435,000	—	528,545	200	963,745
President and Chief Operating Officer	2010	413,700	2,357,225	459,173	240	3,230,834
	2009	394,000	402,435	319,743	239	1,116,417

Tom Cheli	2011	347,500	—	423,525	180	771,205
Executive Vice President	2010	330,750	847,915	340,750	199	1,520,093
	2009	315,000	402,435	238,298	196	955,929

Scott Mackley	2011	347,500	—	500,000	180	847,680
Executive Vice President	2010	330,750	1,414,825	370,958	199	2,117,211
	2009	315,000	670,725	294,458	196	1,280,379

(1)	The amounts in this column represent the aggregate grant date fair value for grants made in the applicable fiscal year, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 30, 2011, filed with the SEC on August 30, 2011.
(2)	The amounts in this column are performance-based cash bonuses under the Bonus Plan and Incremental Bonus Plan in respect of performance for the years ended June 30, 2009, 2010 and 2011. See the discussion under “Executive Compensation — Compensation Discussion and Analysis — Compensation Components — Performance-Based Cash Bonuses.”
(3)	All other compensation represents amounts we pay towards employee life insurance.

Grant of Plan-Based Awards

The following table provides information regarding all grants of plan-based awards that were made to or earned by our named executive officers during fiscal year 2011. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer. We did not grant equity awards to our named executive officers during fiscal year 2011.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Target ($)(1)
Douglas Valenti	382,500
Kenneth Hahn	152,500
Bronwyn Syiek	300,000
Tom Cheli	237,500
Scott Mackley	237,500

(1)	Represents the executive’s target bonus under our Annual Incentive Plan for fiscal year 2011. The plan provided for individual bonus targets ranging from 42% of base salary to 77% of base salary. Payout of the bonuses was dependent on achievement against our plan for revenue growth and Adjusted EBITDA and the individual executives’ achievement against that plan and against strategic objectives, as further described in “Compensation Discussion and Analysis.” Actual payments for fiscal year 2011 are set forth in the “Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year-end 2011

The following table presents information regarding outstanding equity awards held by our named executive officers as of June 30, 2011.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date
Douglas Valenti:	April 30, 2010	24,819	60,276	16.89	April 29, 2017
	August 7, 2009	40,198	47,507	9.91	August 6, 2016
	July 25, 2008	61,979	23,021	10.28	July 24, 2015
	January 31, 2007	165,000	—	10.34	January 30, 2017
Kenneth Hahn:	November 17, 2009	15,833	24,167	19.00	November 16, 2016
	August 7, 2009	18,333	21,667	9.01	August 6, 2016
	July 25, 2008	36,457	13,543	10.28	July 24, 2015
	May 17, 2006	210,000	—	9.01	May 16, 2016
Bronwyn Syiek:	November 17, 2009	39,583	60,417	19.00	November 16, 2016
	August 7, 2009	68,750	81,250	9.01	August 6, 2016
	July 25, 2008	91,145	33,855	10.28	July 24, 2015
	May 31, 2007	100,000	—	10.28	May 30, 2014
	May 17, 2006	100,000	—	9.01	May 16, 2016
	September 23, 2005	100,000	—	7.74	September 22, 2015
	May 20, 2005	185,000	—	6.38	May 19, 2015
	July 28, 2004	150,000	—	4.60	July 27, 2014
	November 19, 2003	100,000	—	4.60	November 18, 2013
Tom Cheli:	November 17, 2009	19,791	30,209	19.00	November 16, 2016
	August 7, 2009	18,333	21,667	9.01	August 6, 2016
	July 25, 2008	54,687	20,313	10.28	July 24, 2015
	May 31, 2007	50,000	—	10.28	May 30, 2014
	May 17, 2006	50,000	—	9.01	May 16, 2016
Scott Mackley:	November 17, 2009	19,791	30,209	19.00	November 16, 2016
	August 7, 2009	45,833	54,167	9.01	August 6, 2016
	July 25, 2008	54,687	20,313	10.28	July 24, 2015
	May 31, 2007	50,000	—	10.28	May 30, 2014
	May 17, 2006	50,000	—	9.01	May 16, 2016
	September 23, 2005	100,000	—	7.74	September 22, 2015
	May 20, 2005	80,000	—	6.38	May 19, 2015
	July 28, 2004	120,000	—	4.60	July 27, 2014
	July 22, 2003	76,000	—	2.00	July 21, 2013

(1)

Each stock option to our executive officers vests over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date, which is the date of grant, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. Each option also provides that 25% of the unvested shares subject to such option will vest if the executive is terminated without cause following a change in control.

Option Exercises for Fiscal Year 2011

The following table shows information regarding option exercises by our named executive officers during fiscal year 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Douglas Valenti	—	—
Kenneth Hahn	115,000	1,386,810
Bronwyn Syiek	71,000	1,378,302
Tom Cheli	361,344	4,979,539
Scott Mackley	—	—

(1)	The aggregate dollar value realized upon exercise of an option represents the difference between the aggregate fair market value of our common stock underlying the option on the date of exercise and the aggregate exercise price of the option.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Potential Payments Upon Termination Following Change in Control

The following table sets forth quantitative estimates of the option acceleration benefits (25% of the unvested portion) that would have been received by our named executive officers pursuant to their option agreements if, within six months following a change in control, their employment had been terminated by us without cause or they resign for good reason (which includes actions by us to materially reduce the officer’s duties, salary or benefits, or relocate the officer’s business office to more than 50 miles away). These estimates assume the change in control transaction and termination both occurred on June 30, 2011.

Name	Value of Accelerated Equity Awards ($)(1)
Douglas Valenti	52,001
Kenneth Hahn	30,646
Bronwyn Syiek	103,493
Tom Cheli	35,216
Scott Mackley	67,472

(1)	The aggregate dollar value realized in connection with the acceleration of the equity awards represents the difference between the aggregate fair market value of our common stock underlying the accelerated options that were in-the-money as of June 30, 2011 and the aggregate exercise price of the accelerated options.

Equity Compensation Plan Information

The following table provides information as of June 30, 2011 with respect to shares of our common stock issuable under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#) (c)
Equity compensation plans approved by security holders	9,753,295	10.73	2,617,845	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	9,753,295	10.73	2,617,845

(1)	The weighted-average exercise price excludes shares issuable upon vesting of outstanding stock awards, which have no exercise price.
(2)	The number of shares available under our 2010 Equity Incentive Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the lesser of (i) 5% of the total number of shares of our outstanding common stock on June 30th of the preceding fiscal year or (ii) an amount determined by our Board. Subject to our Board providing that there shall be a lesser increase for a given fiscal year, the number of shares available under our 2010 Non-Employee Directors’ Stock Award Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the sum of (i) 200,000 shares, plus (ii) the aggregate number of shares of our common stock subject to stock awards granted pursuant to Section 5 of the 2010 Non-Employee Directors’ Stock Award Plan during the immediately preceding fiscal year.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the current fiscal year, which is designated as Proposal No. 2 on the enclosed proxy card.

PwC served as QuinStreet’s independent registered public accounting firm for the 2011 fiscal year. PwC has advised QuinStreet that it has no direct or indirect financial interest in QuinStreet. Representatives of PwC are expected to be present at the 2011 annual meeting of stockholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders. Our Audit Committee has retained PwC to continue to serve as QuinStreet’s independent registered public accounting firm for fiscal year 2012. See “Report of the Audit Committee.”

The following table sets forth fees for professional services rendered by PwC, our independent auditors, for fiscal years 2011 and 2010.

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$1,211,974	$2,054,571
Audit-Related Fees	104,300	3,755
Tax Fees	210,000	106,584

Total	$1,526,274	$2,164,910

Audit Fees consist of professional services rendered for the audit of our consolidated financial statements; the review of our interim consolidated financial statements included in quarterly reports; and services provided in connection with comfort letters, consents, and statutory and regulatory filings.

Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with our acquisitions; other accounting consultations in connection with transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards.

Tax Fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, VAT tax returns and international returns and assistance regarding: transfer pricing; VAT matters; federal, state and international tax compliance; acquisitions; and international tax planning.

Other than the fees described above, we were not billed for any other fees for products or services provided by PwC in either of our last two fiscal years.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent accountants would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee annually reviews its policy on audit and non-audit services performed by QuinStreet’s independent registered public accounting firm. Unless a proposed service to be provided by QuinStreet’s independent registered public accounting firm has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair QuinStreet’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by QuinStreet’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, QuinStreet’s management reports to the Audit Committee the services actually provided by QuinStreet’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Quinstreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of QuinStreet, Inc. (“QuinStreet”) specifies that the purpose of the Audit Committee is to act on behalf of the Board of Directors (the “Board”) of QuinStreet in fulfilling the Board’s oversight responsibilities with respect to:

•

QuinStreet’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of QuinStreet’s financial statements;

•

reports and the qualifications, independence and performance of the independent registered public accounting firm or firms engaged as QuinStreet’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services and the performance of QuinStreet’s internal audit function, if applicable; and

•	QuinStreet’s legal, regulatory and ethical compliance programs as established by management and the Board.

In addition, the Audit Committee is charged with providing an avenue of open communication among QuinStreet’s independent registered public accounting firm, financial management and any internal auditors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and The NASDAQ Stock Market, and to address any changes in QuinStreet’s operations, organization or environment.

The Audit Committee meets with management periodically to consider the adequacy of QuinStreet’s disclosure and internal controls and compliance with applicable laws and company policies, as well as the quality of its financial reporting, including the application of critical accounting policies.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of QuinStreet’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with QuinStreets’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with QuinStreet’s independent registered public accounting firm, in each case without the presence of QuinStreet’s management.

The Audit Committee appoints QuinStreet’s independent registered public accounting firm for the purpose of issuing an audit report on QuinStreet’s annual financial statements or performing related work and approves the firm’s compensation.

As part of its oversight of QuinStreet’s financial statements, the Audit Committee reviews and discusses with both management and QuinStreet’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing QuinStreet’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

During fiscal year 2011, the Audit Committee reviewed and discussed QuinStreet’s financial statements with management, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed QuinStreet’s earnings press releases, as well as financial information and earnings guidance, in accordance with The NASDAQ Stock Market corporate governance rules.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with PwC matters relating to its independence, including monitoring compliance with QuinStreet’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of QuinStreet’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in QuinStreet’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, for filing with the SEC.

Members of the Audit Committee

of the Board of Directors of QuinStreet, Inc.

Dana Stalder (Chair)

Glenn Solomon

John G. McDonald

PROPOSAL 3

APPROVAL OF FISCAL 2011 COMPENSATION AWARDED TO

NAMED EXECUTIVE OFFICERS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of fiscal 2011 compensation awarded to our named executive officers, which is designated as Proposal No. 3 on the enclosed proxy card.

As required by the SEC’s proxy rules, we are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our named executive officers for fiscal 2011. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer but rather the overall compensation of all of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on QuinStreet, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we have provided in the “Executive Compensation” section of this Proxy Statement, and in particular the information discussed in “Executive Compensation — Compensation Discussion and Analysis” beginning on page 18 above, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests. Accordingly, we ask our stockholders to vote “FOR” the compensation awarded to our named executive officers for fiscal 2011, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures included in this proxy statement.

PROPOSAL 4

DETERMINE FREQUENCY OF STOCKHOLDER ADVISORY VOTE

REGARDING COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote for a frequency of every “1 YEAR” for the stockholder advisory vote on compensation awarded to our named executive officers, which is designated as Proposal No. 4 on the enclosed proxy card.

As required by the SEC’s proxy rules, we are seeking an advisory, non-binding stockholder vote about how often we should present stockholders with the opportunity to vote on compensation awarded to our named executive officers. You may elect to have the vote held every year, every two years, or every three years, or you may abstain. After careful consideration, our Board of Directors has determined that a non-binding vote on executive compensation that occurs every year is the most appropriate alternative for QuinStreet, and therefore our Board of Directors recommends that you vote for a one-year interval for the non-binding vote on executive compensation.

Our board of directors will view the frequency (one year, two years or three years) that the highest number of votes cast by the shares of our common stock that are present or represented by proxy and entitled to vote selects as the advisory vote of our stockholders. However, because this vote is advisory and not binding on QuinStreet, the Compensation Committee or our Board of Directors may decide that it is in the best interests of our stockholders and QuinStreet to hold future advisory votes on executive compensation more or less frequently than the interval approved by our stockholders.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are QuinStreet stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, QuinStreet, Inc., 950 Tower Lane, Suite 600, Foster City, California 94404 or (3) contact our Investor Relations department by telephone at (650) 578-7950. Stockholders who currently receive multiple copies of the proxy statement or annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

ANNUAL REPORT

Our annual report for the fiscal year ended June 30, 2011, including the consolidated financial statements audited by PwC, an independent registered public accounting firm, and their report thereon dated August 29, 2011, is being mailed to all stockholders with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended June 30, 2011, as filed with the SEC, will be sent to any stockholder without charge upon written request to: QuinStreet, Inc., 950 Tower Lane, Suite 600, Foster City, California 94404, Attention: Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://www.quinstreet.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting of stockholders other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2012 annual meeting of stockholders may do so by following the procedures prescribed in SEC Exchange Act Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive stockholder proposals no later than June 5, 2012.

Stockholders may wish to have a proposal presented at the annual meeting of stockholders in 2012, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting of stockholders. Such proposals must be received by the Corporate Secretary not later than the close of business on August 5, 2012 nor earlier than the close of business on July 6, 2012, so long as the 2012 annual meeting of stockholders is not advanced by more than 30 days or delayed by more than 30 days from November 3, 2012 (the anniversary date of the prior year’s annual meeting of stockholders), in which case a stockholder’s proposal will be timely if it is delivered no earlier than the 120th day prior to such annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. If QuinStreet does not receive notification of the proposal within that time frame it will be considered untimely and we will not be required to present it at the 2012 annual meeting of stockholders.

By order of the Board of Directors,

Daniel Caul

General Counsel

September 30, 2011

Foster City, California

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

QUINSTREET, INC.

INTERNET http://www.proxyvoting.com/qnst Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

06702-1

‚  FOLD AND DETACH HERE  ‚

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 3 AND FOR EVERY 1 YEAR ON ITEM 4.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends you vote “FOR ALL” for the following:

1.	ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

Nominees:

01	John G. McDonald	☐	☐	☐
02	Gregory Sands
03	Bronwyn Syiek
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name(s) in the space provided below.)

*Exceptions

The Board of Directors recommends that you vote “FOR” proposals 2 and 3.

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Pricewaterhouse-Coopers LLP as the independent registered public accounting firm for the current year.	☐	☐	☐

3.	Approval, by advisory vote, of the compensation of the named executive officers as disclosed in the proxy statement.	☐	☐	☐

The Board of Directors recommends a vote for Shareholder approval every 1 year.

	1 year	2 years	3 years	Abstain

4.	To recommend, by advisory vote, the frequency of shareholder advisory votes on executive compensation. ☐	☐	☐	☐

NOTE: The named proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the 2011 annual meeting of stockholders and any adjournments thereof.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your QuinStreet, Inc. account online.

Access your QuinStreet, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for QuinStreet, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information
•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://investor.quinstreet.com/governance.cfm

‚  FOLD AND DETACH HERE   ‚

PROXY

QuinStreet, Inc.

2011 Meeting of Stockholders – November 3, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas Valenti, Kenneth Hahn and Daniel Caul, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of QuinStreet, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Meeting of Stockholders of the company to be held November 3, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	06702-1